Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Technology Investment Capital Corp. of our report dated March 13, 2007, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting and the senior securities table, which appears in such Registration Statement. We also consent to the references to us under the headings “Selected Financial Data”, “Independent Registered Public Accounting Firm” and “Report of Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 16, 2007